Exhibit 99.1

POTBELLY CORPORATION REPORTS RESULTS

FOR FIRST FISCAL QUARTER 2016

Chicago, IL, May 3, 2016 – Potbelly Corporation (NASDAQ: PBPB) today reported financial results for the first fiscal quarter ended March 27, 2016.

Key highlights for the thirteen weeks ended March 27, 2016 compared to the thirteen weeks ended March 29, 2015 include:

•	Total revenues increased 11.9% to $96.0 million from $85.8 million.
•	Company-operated comparable store sales increased 3.7%.
•	Seven new shops opened, including five company-operated shops and two franchised shops.
•	Adjusted EBITDA increased 9.2% to $9.0 million from $8.2 million.
•	Adjusted net income attributable to Potbelly Corporation increased 33.7% to $1.1 million, or $0.04 per diluted share, from adjusted net income of $0.8 million, or $0.03 per diluted share.
•	GAAP net income attributable to Potbelly Corporation was $1.1 million, or $0.04 per diluted share, compared to net income of $0.5 million, or $0.02 per diluted share.

Aylwin Lewis, Chairman and Chief Executive Officer of Potbelly Corporation commented, “We had a good start to the year, as the positive momentum we experienced throughout 2015 continued into the first quarter. We delivered revenue growth of 11.9% and adjusted net income of $1.1 million, driven by company-operated comparable sales increase of 3.7% and new corporate shop development.”

Lewis continued, “Our strong business fundamentals are reflected in the results. The results trajectory is excellent over the long term. We will continue to leverage our culture to drive sales, increase our flow-through and improve shareholder value.”

2016 Outlook

For the full fiscal year of 2016, management currently expects:

•	Company-operated comparable store sales growth of approximately 3.5% to 4.0%;
•	55 – 65 total new shop openings, including 45 – 50 company-operated shop openings;
•	An effective tax rate that is expected to range from 39% to 40%;
•	Adjusted net income of at least 20% growth;
•	Full year adjusted diluted earnings per share to range from $0.36 to $0.38; and
•	Comparable adjustments to net income as discussed in the “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures.”

Conference Call

A conference call and audio webcast has been scheduled for 5:00 p.m. Eastern time today to discuss these results. Details of the conference call are as follows:

Date:	Tuesday, May 3, 2016
Time:	5:00 p.m. Eastern time
Dial-In #:	877-407-0784 U.S. & Canada
201-689-8560 International
Confirmation code:	13634634

Alternatively, the conference call will be webcast at www.potbelly.com on the “Investor Relations” webpage. For those unable to participate, an audio replay will be available from 8:00 p.m. Eastern time on Tuesday, May 3, 2016 through midnight Tuesday, May 10, 2016. To access the replay, please call 877-870-5176 (U.S. & Canada) or 858-384-5517 (International) and enter confirmation code 13634634. A web-based archive of the conference call will also be available at the above website.

About Potbelly

Potbelly Corporation is a fast-growing neighborhood sandwich concept offering toasty warm sandwiches, signature salads and other fresh menu items served by engaging people in an environment that reflects the Potbelly brand. Our Vision is for our customers to feel that we are their “Neighborhood Sandwich Shop” and to tell others about their great experience. Our Mission is to make people really happy and to improve every day. Our Passion is to be “The Best Place for Lunch.” The Company owns and operates over 350 shops in the United States and our franchisees operate over 30 shops domestically, in the Middle East and in the United Kingdom. For more information, please visit our website at www.potbelly.com.

Definitions

The following definitions apply to these terms as used throughout this press release:

•

Revenues – represent net company-operated sandwich shop sales and our franchise operations. Net company-operated shop sales consist of food and beverage sales, net of promotional allowances and employee meals. Franchise royalties and fees consist of an initial franchise fee, a franchise development agreement fee and royalty income from the franchisee.

•	Company-operated comparable store sales – represents the change in year-over-year sales for the comparable company-operated store base open for 15 months or longer.
•

Adjusted EBITDA – represents net income before depreciation and amortization expense, interest expense, provision for income taxes and pre-opening costs, adjusted to eliminate the impact of other items, including certain non-cash as well as certain other items that we do not consider representative of our on-going operating performance.

•

Adjusted net income – represents net income, excluding impairment, gain or loss on disposal of property and equipment and store closure expense as well as costs associated with moving our corporate headquarters.

•

Shop-level profit – represents income from operations less franchise royalties and fees, general and administrative expenses, depreciation expense, pre-opening costs and impairment and loss on disposal of property and equipment.

•	Shop-level profit margin – represents shop-level profit expressed as a percentage of net company-operated sandwich shop sales.

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). Within this press release, we make reference to adjusted EBITDA, adjusted net income, shop-level profit and shop-level profit margin, which are non-GAAP financial measures. The Company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses adjusted EBITDA and adjusted net income to evaluate the Company’s performance excluding the impact of certain non-cash charges and other special items that affect the comparability of results in past quarters, are expected in future quarters and in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Management uses shop-level profit and shop-level profit margin as key metrics to evaluate the profitability of incremental sales at our shops, to evaluate our shop performance across periods and to evaluate our shop financial performance against our competitors.

Accordingly, the Company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company’s operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company’s financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission (“SEC”). The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the table, “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures.”

Forward-Looking Statements

Except for the historical information contained in this press release, the matters addressed are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, the words “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “strives,” “goal,” “estimates,” “forecasts,” “projects” or “anticipates” and similar expressions are intended to identify forward-looking statements. By nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. See “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” included in our most recent annual report on Form 10-K and other risk factors described from time to time in subsequent quarterly reports on Form 10-Q , all of which are available on our website at www.potbelly.com .

# # #

Contact:	Investor Relations

Investors@Potbelly.com

312-428-2950

Potbelly Corporation

Consolidated Statements of Operations and Margin Analysis – Unaudited

(Amounts in thousands, except share and per share data)

	For the 13 Weeks Ended
	March 27,		March 29,
	2016		2015
Revenues
Sandwich shop sales, net	$95,426	99.4%	$85,397	99.6%
Franchise royalties and fees	529	0.6	371	0.4
Total revenues	95,955	100.0	85,768	100.0
Expenses
Sandwich shop operating expenses
Cost of goods sold, excluding depreciation	26,246	27.4	24,345	28.4
Labor and related expenses	28,162	29.3	24,600	28.7
Occupancy expenses	12,757	13.3	11,347	13.2
Other operating expenses	10,545	11.0	9,657	11.3
General and administrative expenses	10,523	11.0	8,831	10.3
Depreciation expense	5,664	5.9	5,151	6.0
Pre-opening costs	152	0.2	541	0.6
Impairment and loss on disposal of property and equipment	17	0.0	348	0.4
Total expenses	94,066	98.0	84,820	98.9
Income from operations	1,889	2.0	948	1.1
Interest expense, net	28	0.0	61	0.1
Income before income taxes	1,861	1.9	887	1.0
Income tax expense	733	0.8	351	0.4
Net income	1,128	1.2	536	0.6
Net income attributable to non- controlling interests	40	0.0	5	0.0
Net income attributable to Potbelly Corporation	$1,088	1.1%	$531	0.6%

Net income per common share attributable to common shareholders:
Basic	$0.04		$0.02
Diluted	$0.04		$0.02
Weighted average common shares outstanding:
Basic	26,259,593		28,905,084
Diluted	26,733,055		29,675,032

Potbelly Corporation

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures – Unaudited

(Amounts in thousands, except share and per share data)

	For the 13 Weeks Ended
	March 27,	March 29,
	2016	2015
Net income attributable to Potbelly Corporation, as reported	$1,088	$531
Impairment and closures(1)	17	480
Tax benefit of impairment and closures(2)	(7)	(190)
Adjusted net income attributable to Potbelly Corporation	$1,098	$821

Net income attributable to Potbelly Corporation per share, basic	$0.04	$0.02
Net income attributable to Potbelly Corporation per share, diluted	$0.04	$0.02

Adjusted net income attributable to Potbelly Corporation per share, basic	$0.04	$0.03
Adjusted net income attributable to Potbelly Corporation per share, diluted	$0.04	$0.03

Shares used in computing adjusted net income attributable to Potbelly Corporation:
Basic	26,259,593	28,905,084
Diluted	26,733,055	29,675,032

	For the 13 Weeks Ended
	March 27,	March 29,
	2016	2015
Net income attributable to Potbelly Corporation, as reported	$1,088	$531
Depreciation expense	5,664	5,151
Interest expense, net	28	61
Income tax expense	733	351
Impairment and closures(3)	17	400
Pre-opening costs(4)	152	541
Stock-based compensation	677	538
Public company costs(5)	635	661
Adjusted EBITDA	$8,994	$8,234

Potbelly Corporation

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures – Unaudited

(Amounts in thousands, except selected operating data)

	For the 13 Weeks Ended
	March 27,	March 29,
	2016	2015
Income from operations	$1,889	$948
Less: Franchise royalties and fees	529	371
General and administrative expenses	10,523	8,831
Depreciation expense	5,664	5,151
Pre-opening costs	152	541
Impairment and loss on disposal of property and equipment	17	348
Shop-level profit [Y]	$17,716	$15,448
Total revenues	$95,955	$85,768
Less: Franchise royalties and fees	529	371
Sandwich shop sales, net [X]	$95,426	$85,397
Shop-level profit margin [Y÷X]	18.6%	18.1%

	For the 13 Weeks Ended
	March 27,	March 29,
	2016	2015
Selected Operating Data
Shop Activity:
Company-operated shops, end of period	377	339
Franchise shops, end of period	38	29
Revenue Data:
Company-operated comparable store sales	3.7%	5.4%

Footnotes to the Press Release, Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

& Selected Operating Data

(1)

This adjustment includes costs related to impairment of long-lived assets, gain or loss on disposal of property and equipment and shop closure expenses. Shop closure expenses are recorded in general and administrative expenses in the consolidated statement of operations. Additionally, the thirteen weeks ended March 29, 2015 include costs associated with the Company moving its corporate headquarters, which are recorded in the consolidated statement of operations in general and administrative expenses, as well as pre-opening for the occupancy-related costs.

(2)

The tax benefit associated with impairment and closures is based on the Company’s annual pro-forma effective tax rate of 39.4% for the thirteen weeks ended March 27, 2016 and an annual pro-forma effective tax rate of 39.6% for the thirteen weeks ended March 29, 2015.

(3)

This adjustment includes costs related to impairment of long-lived assets, gain or loss on disposal of property and equipment and shop closure expenses. Shop closure expenses are recorded in general and administrative expenses in the consolidated statement of operations.

(4)

Pre-opening costs are expensed as incurred and primarily consist of travel, employee payroll and training costs incurred prior to the opening of a shop, as well as occupancy costs incurred from the date the Company takes site possession to shop opening. Additionally, the thirteen weeks ended March 29, 2015 includes pre-opening rent for the new corporate office location of $0.1 million.

(5)	This adjustment includes on-going public company costs, which primarily consist of legal and accounting fees.